Exhibit 99.1

Ocean Power Technologies Unveils Its Subsea Battery Solution

Modular Subsea Energy Storage as Part of Expanded Solutions for Ocean Electrification

MONROE TOWNSHIP, N.J., August 17, 2020 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NASDAQ: OPTT), a leader in innovative and cost-effective ocean energy solutions, today announced the launch of its latest product, the Subsea Battery solution.

OPT’s Subsea Battery solution is an environmentally friendly lithium-iron phosphate battery system with a nominal storage capacity of 132 kilowatt-hours. It utilizes OPT’s proprietary and highly efficient battery management system which maximizes the amount of energy available for subsea payloads. Modular design allows multiple Subsea Battery units to be linked together to meet larger energy requirements for a wide range of subsea equipment. The Subsea Battery solution can be integrated with an OPT PowerBuoy® for charging or used for standalone power.

“The introduction of our Subsea Battery marks OPT’s second product launch this year,” said George H. Kirby, President and Chief Executive Officer of OPT. “The ongoing electrification of subsea assets requires reliable power that can scale to meet the needs of the offshore industry. The Subsea Battery joins the recently unveiled hybrid PowerBuoy® and our PB3 PowerBuoy® to form an impressive suite of OPT power and communications solutions for remote ocean applications.”

The Subsea Battery solution provides uninterruptable power for long-term offshore installations requiring electric power, backup or emergency power for short term missions, and is scalable with multiple units to meet higher energy needs. Integration with OPT PowerBuoy® products creates seamless, ocean-based autonomous power solutions for subsea oil and gas production systems, aquaculture systems, environmental sensors, and powering remotely operated vehicles and autonomous underwater vehicles.

For more information, visit the Subsea Battery solution page on the OPT website: https://www.oceanpowertechnologies.com/subsea-battery

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com